                                     [LOGO]

May 10, 1996

Dear Stockholder:

Please be advised that PCA is holding its Annual Stockholders' Meeting on Friday, June 28, 1996 at 5:00 p.m. ("EDT") at the Hotel Sofitel, 5800 Blue Lagoon Drive, Miami, Florida.

In connection therewith, enclosed please find the following:

    - Annual Report to Stockholders and Form 10-K

    - Proxy Statement

    - Proxy Card

    - Self-addressed, postage paid envelope for your convenience in returning the Proxy Card

Please complete the enclosed Proxy Card and mail to the transfer agent, Boatmen's Trust Company, in the enclosed envelope prior to June 28, 1996. We look forward to seeing you at the Annual Stockholders' Meeting.

Respectfully,

John A. Hageman
Secretary

- - --------------------------------------------------------------------------------

  5835 BLUE LAGOON DRIVE, MIAMI, FLORIDA 33126 (305) 267-6633 OR 800-562-9262
                           FAX NUMBER (305) 265-2939

                        PHYSICIAN CORPORATION OF AMERICA
                             5835 BLUE LAGOON DRIVE
                              MIAMI, FLORIDA 33126

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 28, 1996

    The Annual Meeting of the Stockholders of Physician Corporation of America (the "Company") will be held at the Hotel Sofitel, 5800 Blue Lagoon Drive, Miami, Florida on the 28th day of June 1996 at 5:00 p.m. for the purpose of considering and acting upon the following matters:

    1. To elect two directors to hold office for the ensuing term and until their successors are elected and qualified.

    2. To approve the selection of KPMG Peat Marwick LLP as independent auditors for the Company during the 1996 fiscal year.

    3. To transact such other business as may properly come before the meeting or any adjournment.

    The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on May 6, 1996 will be entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors
                                          John A. Hageman, Secretary

Miami, Florida
May 6, 1996

    You are cordially invited to come early so that you may meet informally with management and Board nominees. The meeting room will be open from 4:00 p.m. until the meeting time at 5:00 p.m. Refreshments will be served before the meeting.

                                   IMPORTANT

    IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT THE PROXY BE RETURNED REGARDLESS OF THE NUMBER OF SHARES OWNED.

                        PHYSICIAN CORPORATION OF AMERICA
                             5835 BLUE LAGOON DRIVE
                              MIAMI, FLORIDA 33126

                            ------------------------

      THE APPROXIMATE MAILING DATE OF THIS PROXY STATEMENT IS MAY 10, 1996

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 28, 1996
                             ---------------------

    The accompanying proxy is furnished by Physician Corporation of America (the "Company") in connection with the solicitation by the Board of Directors and may be revoked by the stockholder at any time before it is voted by giving a written notice to the Secretary of the Company, by executing and delivering a proxy with a later date, or by personal withdrawal of the proxy prior to or at the meeting. The expense of this solicitation is to be borne by the Company and the Company will reimburse persons holding stock in their name or in the names of their nominees, for their expenses in sending proxies and proxy materials to their principals.

    The Company had issued and outstanding 38,705,685 shares of Common Stock, par value $0.01 per share, as of May 6, 1996, the date the stockholders of record entitled to vote at the meeting was determined (the "Record Date"). Each stockholder as of the Record Date will be entitled to one vote per share on all matters acted upon at the Annual Meeting. Neither the Certificate of Incorporation nor the Bylaws of the Company provide for cumulative voting rights.

                        PRINCIPAL HOLDERS OF SECURITIES

    The following table sets forth certain information with regard to the beneficial ownership of Common Stock as of January 1, 1996 by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to shares beneficially owned by such person.

                                                                            AMOUNT AND
                                                                            NATURE OF         PERCENT OF
                        NAME AND ADDRESS (1)                           BENEFICIAL OWNERSHIP      CLASS
- - ---------------------------------------------------------------------  --------------------  -------------
E. Stanley Kardatzke, M.D.(2)                                                3,146,533              8.1%
Peter E. Kilissanly(3)                                                         850,398              2.2%
Clifford W. Donnelly(4)                                                        266,800             *
Glen R. Johnson, M.D.(5)                                                        96,600             *
Donald J. Gessler, M.D.(6)                                                     126,000             *
George J. Farha, M.D.(7)                                                       644,332              1.7%
William C. Loewen, M.D.(8)                                                     577,332              1.5%
Clark R. Mandigo(9)                                                            271,664             *
All directors and executive officers as a group                              6,227,963             15.9%
 (9 individuals)(10)

- - ------------------------

 *  Less than 1%

 (1) The business address of all officers and directors of the Company is 5835 Blue Lagoon Drive, Miami, Florida 33126.

 (2) Includes (i) 182,482 shares held in trust as to which Dr. Kardatzke's wife has sole voting and investment power, (ii) 292,750 shares held by a charitable foundation of which Dr. Kardatzke holds voting and investment power, and (iii) 84,000 shares subject to stock options which are fully vested and exercisable.

 (3) Includes (i) 173,332 shares held in trust as to which Mr. Kilissanly holds sole voting and investment power, (ii) 800 shares owned by Mr. Kilissanly's wife who has sole voting and investment power with respect to such shares, and (iii) 56,000 shares subject to stock options which are fully vested and exercisable.

 (4) Includes (i) 20,000 shares owned by Mr. Donnelly's wife who has sole voting and investment power with respect to such shares, and (ii) 46,800 shares subject to stock options which are fully vested and exercisable.

 (5) Includes (i) 2,666 shares owned by Dr. Johnson's wife who has sole voting and investment power with respect to such shares, (ii) 15,200 shares held in an Individual Retirement Account for the benefit of Dr. Johnson, (iii) 400 shares held in an Individual Retirement Account for the benefit of Dr. Johnson's wife, and (iv) 22,000 shares subject to stock options which are fully vested and exercisable.

 (6) Includes 106,000 shares subject to stock options, which are fully vested and exercisable.

 (7) Includes 6,000 shares subject to stock options which are fully vested and exercisable.

 (8) Includes (i) 100,000 shares owned by Dr. Loewen's wife who has sole voting and investment power with respect to such shares, (ii) 50,000 shares held by a charitable foundation of which Dr. Loewen shares voting and investment power, and (iii) 12,000 shares subject to stock options which are fully vested and exercisable.

 (9) Includes (i) 22,664 shares held in trusts for the benefit of Mr. Mandigo's children, (ii) 93,334 shares owned jointly with Mr. Mandigo's wife, (iii) 11,666 shares held in an Individual Retirement Account for the benefit of Mr. Mandigo, and (iv) 52,000 shares subject to stock options which are fully vested and exercisable.

(10) Includes 483,600 shares subject to stock options which are fully vested and exercisable.

                             ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation divides the Board of Directors into three classes of as equal size as possible, with the term of each class expiring in consecutive years so that only one class is elected in any given year. Successors to those whose terms have expired are required to be elected by stockholder vote. Vacancies in unexpired terms and any additional positions created by Board action are filled by action of the existing Board of Directors. The terms of office of Drs. Kardatzke and Farha will expire at the 1996 Annual Meeting of Stockholders, the terms of office of Messrs. Kilissanly and Mandigo will expire at the 1997 Annual Meeting of Stockholders and the term of office of Dr. Loewen will expire at the 1998 Annual Meeting of Stockholders.

    The following nominees of the Company for the Board of Directors are all currently serving on the Board with terms expiring at the 1996 Annual Meeting of Stockholders. All have been nominated for reelection to the Board to serve until the Annual Meeting of Stockholders in 1999.

                       NOMINEES FOR ELECTION OF DIRECTORS

                                                                                     YEAR BECAME
             NAME                              POSITION(S)                   AGE       DIRECTOR
- - -------------------------------  ---------------------------------------     ---     ------------
E. Stanley Kardatzke, M.D.       Chairman of the Board, Chief Executive      57          1985
                                  Officer and Director
George J. Farha, M.D.            Vice Chairman of the Board and Director     68          1986

    E. STANLEY KARDATZKE, M.D. has been Chairman of the Board and Chief Executive Officer of the Company since 1985, when he founded the Company. Dr. Kardatzke was Chairman of the Board of Health Care Plus of America, Inc., an HMO operating in the Wichita, Kansas area ("Health Care Plus") from 1983 through 1985, and was the medical director of Health Care Plus from 1980 to 1983. Before becoming associated with Health Care Plus, Dr. Kardatzke was, for 18 years, a family practice physician in private practice in Wichita, Kansas.

    GEORGE J. FARHA, M.D. has been a Director of the Company since 1986, and Vice Chairman of the Board of the Company since 1989, and served as the Company's President from 1986 to 1989. For the past 30 years, Dr. Farha has been a practicing general surgeon and President and Chief Executive Officer of the Wichita Surgical Specialists, P.A. and its predecessor Wichita Surgical Group, P.A. He also is, and for the past 18 years has been, a professor and Chairman of the Department of Surgery at the University of Kansas School of Medicine in Wichita, Kansas.

    THE BOARD HAS UNANIMOUSLY APPROVED THE ABOVE-NAMED NOMINEES FOR DIRECTOR AND RECOMMENDS A VOTE "FOR" THEIR ELECTION.

                             DIRECTORS WHOSE TERMS
                                 EXPIRE IN 1997

                                                                                     YEAR BECAME
             NAME                              POSITION(S)                   AGE       DIRECTOR
- - -------------------------------  ---------------------------------------     ---     ------------
Peter E. Kilissanly              President, Chief Operating Officer and      48          1986
                                  Director
Clark R. Mandigo                 Director                                    52          1986

    PETER E. KILISSANLY has been President of the Company since 1989, Chief Operating Officer and a Director of the Company since 1986, and is President and Chief Executive Officer of PCA Health Plans of Florida, Inc. ("PCA/Florida") and PCA Solutions, Inc. and President and Chief Executive Officer of Century Medical Health Plans, Inc., ("Century"). Mr. Kilissanly served as Vice Chairman of the Board of the Company from 1986 to 1989. Mr. Kilissanly was the Senior Vice President of Marketing of Health Care Plus from 1981 to 1986.

    CLARK R. MANDIGO has been a Director of the Company since 1986. Mr. Mandigo has been a business consultant since 1991. Mr. Mandigo was the President and Chief Executive Officer of Intelogic Trace, Inc., a corporation engaged in the sale, lease and support of computer and communications systems and equipment from 1986 to 1991. Mr. Mandigo is a member of the Board of Directors of Lone Star Steakhouse and Saloon, Inc., a restaurant chain, Palmer Wireless, Inc., a cellular telephone system operator and Trustee of Accolade Funds and Pauze/Swanson United Services Funds.

                              DIRECTOR WHOSE TERM
                                EXPIRES IN 1998

                                                                                     YEAR BECAME
             NAME                               POSITION                     AGE       DIRECTOR
- - -------------------------------  ---------------------------------------     ---     ------------
William C. Loewen, M.D.                         Director                     54          1986

    WILLIAM C. LOEWEN, M.D. has been a Director of the Company since 1986. Dr. Loewen served as Senior Vice President of Medical Affairs of the Company from 1986 to 1989. For the past 23 years, Dr. Loewen has been a practicing family physician in Wichita, Kansas. He is a member of the American Academy of Family Physicians, of which he is both board certified and an elected Fellow. He is the past Chief of Medical Staff of St. Francis Regional Medical Center, Inc., Wichita, Kansas.

                          ATTENDANCE AT BOARD MEETINGS

    During the fiscal year ended December 31, 1995, the Board of Directors held a total of twelve regular and telephonic meetings. All directors attended or participated in at least 75% of the Board Meetings.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established an Audit Committee, of which Drs. Farha and Loewen and Mr. Mandigo are members, a Compensation Committee, of which Drs. Farha and Loewen and Mr. Mandigo are members and a Stock Option Committee of which Dr. Farha and Mr. Mandigo are members. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices. The Audit Committee met three times during the fiscal year ended December 31, 1995. All committee members attended these committee meetings.

    The functions of the Compensation Committee, as delegated by the Board of Directors, are to review and approve annual salaries and bonuses for all executive officers and review and approve the terms and conditions of all employee benefit plans or changes thereto. The Compensation Committee met two times during the fiscal year ended December 31, 1995. All committee members attended these committee meetings.

    The functions of the Stock Option Committee, as delegated by the Board of Directors, are to administer and interpret the terms and conditions of the Company's stock option plans and to review and approve grants of stock options pursuant to the Company's stock option plans for all executive officers of the Company. The Stock Option Committee met three times during the fiscal year ended December 31, 1995. All committee members attended these meetings.

                               EXECUTIVE OFFICERS

    The officers of the Company are elected at the Board of Directors' annual organizational meeting immediately following the Annual Stockholders' Meeting. Such officers hold office until their successors are chosen and qualified or until their death, resignation or removal. The names of the executive officers of the Company and significant employees of the Company's HMOs, and their respective ages and positions are as follows:

             NAME                    AGE                                  POSITION
- - -------------------------------      ---      -----------------------------------------------------------------
E. Stanley Kardatzke, M.D.               57   Chairman of the Board and Chief Executive Officer
Peter E. Kilissanly                      48   President, Chief Operating Officer and Director
Clifford W. Donnelly                     42   Senior Vice President of Finance and Chief Financial Officer
Glen R. Johnson, M.D.                    53   Senior Vice President of Medical Affairs
John A. Hageman                          41   Senior Vice President of Legal Affairs, General Counsel and
                                               Secretary
Donald J. Gessler, M.D.                  54   President and Chief Executive Officer of PCA Health Plans of
                                               Texas, Inc.

    E. STANLEY KARDATZKE, M.D. has been Chairman of the Board and Chief Executive Officer of the Company since 1985, when he founded the Company. Dr. Kardatzke was Chairman of the Board of Health Care Plus, from 1983 through 1985, and was the medical director of Health Care Plus from 1980 to 1983. Before becoming associated with Health Care Plus, Dr. Kardatzke was, for 18 years, a family practice physician in private practice in Wichita, Kansas.

    PETER E. KILISSANLY has been President of the Company since 1989, Chief Operating Officer and a Director of the Company since 1986, President and Chief Executive Officer of PCA/Florida and PCA Solutions, Inc. and President and Chief Executive Officer of Century. Mr. Kilissanly was the Senior Vice President of Marketing of Health Care Plus from 1981 to 1986.

    CLIFFORD W. DONNELLY has been Senior Vice President of Finance and Chief Financial Officer of the Company since 1988, and the President of PCA Life Insurance Company since 1990. Mr. Donnelly was Chief Financial Officer for American City Business Journals, a chain of weekly business journals, from 1982 to 1988. From 1977 to 1982, Mr. Donnelly was an audit manager for Fox & Company, a public accounting firm. Mr. Donnelly is a certified public accountant.

    GLEN R. JOHNSON, M.D. has been Senior Vice President of Medical Affairs of the Company since 1990. Dr. Johnson was Vice President of Medical Affairs of PCA Health Plans of Texas, Inc. ("PCA/Texas") from 1989 to June 1992. Dr. Johnson was a family practice physician in private practice from 1975 to 1989 and was director of the family practice residency program of Central Texas Medical Foundation from 1977 to 1987. Dr. Johnson is currently Vice President and a director of the American Academy of Family Physicians and serves on its executive committee.

    JOHN A. HAGEMAN has been General Counsel and Secretary of the Company since 1987 and Senior Vice President of Legal Affairs since 1994. Prior to joining the Company in 1987, Mr. Hageman was a partner in a Wichita, Kansas law firm and had been associated with such firm since 1981. Mr. Hageman is a member of the American and Kansas Bar Associations and the National Health Lawyers Association.

    DONALD J. GESSLER, M.D. has been President and Chief Executive Officer of PCA/Texas since 1990. Dr. Gessler was Executive Vice President of PCA/Texas from 1987 through 1989. Dr. Gessler was Vice President and General Manager of Cigna Health Plan in Houston, Texas from 1983 to 1987. Dr. Gessler was program director of family practice residency for St. Francis Regional Medical Center, Inc., located in Wichita, Kansas, from 1975 to 1983.

                             EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid or accrued during the fiscal years ended December 31, 1993, 1994 and 1995, to the Company's Chief Executive Officer and the five highest paid executive officers of the Company whose annual cash compensation exceeds $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                     ANNUAL COMPENSATION                   -----------------
                                     ----------------------------------------------------     SECURITIES
                                                                          OTHER ANNUAL        UNDERLYING          ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR       SALARY    BONUS (1)   COMPENSATION (2)   OPTIONS/SARS (#)   COMPENSATION (3)
- - -----------------------------------  ---------  ----------  ----------  -----------------  -----------------  -----------------
E. Stanley Kardatzke, M.D.                1995  $  336,210  $   --      $        8,418           --           $        2,878
 Chairman of the Board and Chief          1994     341,940      82,167           9,129           --                    4,620
 Executive Officer                        1993     316,614     475,021          23,242            140,000              4,497
Peter E. Kilissanly                       1995     352,993      --               6,133           --                    2,188
 President and Chief Operating            1994     326,402      78,437           6,421           --                    4,620
 Officer                                  1993     302,224     453,436          18,352            140,000              4,497
Clifford W. Donnelly                      1995     225,000      --               5,277           --                    4,620
 Senior Vice President of Finance         1994     208,275      29,992           5,390           --                    4,620
 and Chief Financial Officer              1993     192,847     173,662           5,485            110,000              4,497
Glen R. Johnson, M.D.                     1995     272,544      --               6,465           --                    4,620
 Senior Vice President of Medical         1994     259,565      37,478           6,864           --                    4,620
 Affairs                                  1993     240,339     216,405          18,814            110,000              4,497
Donald J. Gessler, M.D.                   1995     210,000      --               6,870           --                    4,620
 President and Chief Executive            1994     183,803      20,658           6,655           --                    4,620
 Officer of                               1993     165,850      32,793           5,176            110,000              4,497
 PCA/Texas
Neil A. Natkow, D.O. (4)                  1995     132,636      --                  59           --                    4,620
 President and Chief Operating            1994     228,269      20,788           1,178           --                  484,621   (5)
 Officer of PCA/ Family                   1993  $   19,231  $   --      $       17,471             50,000     $       50,000

- - ------------------------
(1) Amounts represent discretionary cash bonuses paid and accrued pursuant to then existing Company incentive bonus plans.

(2) Represents payments for unused vacation time, relocation allowances, group term life insurance, and automobile allowances.

(3) Represents contributions made by the Company under the Physician Corporation of America 401(k) Profit Sharing Plan.

(4) Dr. Natkow resigned in September 1995 for health reasons.

(5) Includes payments in the aggregate amount of $200,000 made pursuant to a covenant not to compete which was entered into as a result of the Family Health acquisition and $278,998 resulting from payment of termination of an employment agreement.

    Effective January 1, 1996, the Company entered into change of control agreements with the executives named above (with exception of Dr. Natkow). These agreements provide for the payment of a severance benefit upon a change in control of the Company should the employee be terminated or demoted without good cause. The severance benefits include a payment of up to 18 months of salary, the continuation of eligibility for participation in the Company's benefit programs and the immediate vesting of all unvested stock options at the employee's termination date. The benefits are ratably decreased as time elapses after a change in control and expires no later than 18 months after a change of control.

OPTION GRANTS IN FISCAL YEAR 1995

    During the fiscal year ended December 31, 1995, the Company did not grant stock options to any executive officers named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995

    The following table sets forth information with respect to stock options exercised by the Company's Chief Executive Officer and the five highest paid executive officers of the Company in fiscal year 1995 and unexercised options held as of December 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING        VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                    AT DECEMBER 31, 1995   AT DECEMBER 31, 1995
                                                                    --------------------  -----------------------
                                    SHARES ACQUIRED      VALUE          EXERCISABLE/           EXERCISABLE/
               NAME                   ON EXERCISE     REALIZED (1)     UNEXERCISABLE         UNEXERCISABLE (2)
- - ----------------------------------  ----------------  ------------  --------------------  -----------------------
E. Stanley Kardatzke, M.D.                 --         $    --          84,000/56,000       $  1,428,000/$952,000
 Chairman of the Board and Chief
 Executive Officer
Peter E. Kilissanly                        --              --          56,000/56,000             952,000/952,000
 President and Chief Operating
 Officer
Clifford W. Donnelly                      112,200        2,136,075     46,800/44,000             795,600/748,000
 Senior Vice President of Finance
 and Chief Financial Officer
Glen R. Johnson, M.D.                      22,000          299,750     22,000/44,000             374,000/748,000
 Senior Vice President of Medical
 Affairs
Donald J. Gessler, M.D.                    --              --          106,000/44,000          1,802,000/748,000
 President and Chief Executive
 Officer of PCA/ Texas
Neil A. Natkow, D.O.                       --         $    --             --  /--                  $   --  /$ --
 President and Chief Operating
 Officer of PCA/ Family

- - ------------------------
(1) Value realized is the difference between the market price of the underlying common stock on the exercise date and the exercise price.

(2) Values have been computed based on the last reported sale price on December 29, 1995 of $17.00 per share.

                            STOCK PERFORMANCE GRAPH

    The following graph shows an indexed comparison of the cumulative total return on the Company's Common Stock, the Standard & Poor's 500 Index and a self-constructed peer group index [consisting of FHP International, Inc., (from April 1994 when it acquired Takecare, Inc.) Foundation Health Corporation, Healthsource, Inc., Health Systems International, Inc. (from February 1994 when it acquired Qual Med, Inc.), Humana, Inc., Oxford Health Plans, Inc., Pacificare Health Systems, Inc., Physicians Health Services, Inc., Qual Med, Inc. (until December 1993 when it was acquired by Health Systems International, Inc.), Ramsay-HMO, Inc. (until March 1994 when it was acquired by United Health Care Corporation), Sierra Health Services, Inc., Takecare, Inc. (until March 1994 when it was acquired by FHP International, Inc.) and United Health Care Corporation (from April 1994 when it acquired Ramsay-HMO, Inc.)] commencing with the listing of the Company's Common Stock on the Nasdaq National Market on March 30, 1993. This graph assumes that $100 was invested on March 30, 1993 in Company Common Stock and in each company in each index as of March 30, 1993 and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            S&P 500    PEER GROUP     PCAM
3/31/93        $ 100         $ 100      $ 100
4/30/93           97           105        130
5/31/93          100           128        180
6/30/93          100           126        178
7/31/93           99           126        245
8/31/93          103           120        223
9/30/93          102           130        238
10/31/93         104           127        259
11/30/93         102           137        319
12/31/93         103           159        313
1/31/94          107           159        369
2/28/94          103           186        338
3/31/94           99           180        333
4/30/94          100           145        301
5/31/94          101           159        264
6/30/94           98           129        281
7/31/94          101           140        275
8/31/94          105           160        263
9/30/94          102           167        283
10/31/94         105           177        302
11/30/94         100           163        322
12/31/94         102           173        256
1/31/95          104           183        300
2/28/95          108           187        278
3/31/95          111           208        281
4/30/95          114           163        223
5/31/95          118           176        275
6/30/95          121           163        170
7/31/95          124           175        204
8/31/95          124           174        200
9/30/95          129           197        197
10/31/95         129           213        192
11/30/95         134           234        189
12/31/95       $ 136         $ 231      $ 213

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

GENERAL

    The Compensation Committee (the "Committee") of the Board of Directors determines the cash and other incentive compensation (with the exception of stock options which are granted by the Stock Option Committee), if any, to be paid to the Company's executive officers. The Committee is comprised of Drs. Farha and Loewen and Mr. Mandigo and the Stock Option Committee is comprised of Dr. Farha and Mr. Mandigo. Mr. Mandigo serves as Chairman of the Committee and of the Stock Option Committee. All members of both Committees are "disinterested directors" (within the meaning of Rule 16b-3 under the Securities Exchange Act on 1934).

OBJECTIVE

    It is the Committee's objective, working when appropriate in tandem with the Stock Option Committee, that the compensation of the Company's executive officers be heavily influenced by the Company's short and long-term performance and that the financial interests of the executives be aligned closely with those of the Company's stockholders. To achieve this objective, there are three components of executive compensation: (i) base salary; (ii) annual incentive bonus; and (iii) stock options.

SALARIES

    Base salaries for executive officers, including the Chief Executive Officer, are established by considering a number of factors, including the Company's overall performance, the executive's individual performance and contribution to the Company's performance, and the salaries of persons holding similar positions with peer companies in the HMO industry. The Committee believes that the Company's most direct competitors for executive talent are not confined to the companies comprising the peer group used in the Stock Performance Graph and therefore the compensation peer group includes all publicly traded HMOs. The Committee believes that the salaries of the Company's executives are near the average of the compensation peer group. Salary data of competitor companies is furnished by outside consultants or derived from publicly available information. Evaluation of the individual executive's performance and contribution to the Company's performance are somewhat subjective. For base salary purposes, the Company's performance is evaluated by comparing actual financial and operating results to projected results and the results from the previous year, and although relative weights are not assigned, the performance measurements considered most important by the Committee are the Company's net earnings growth, revenue growth, medical loss ratio and operating margin.

    Annually, the Committee reviews the base salary of the Company's executive officers and considers adjustments to the salary of each. After considering the factors described above, the Committee makes adjustments as it deems appropriate.

    In 1994, the Company's net earnings improved to $52.5 million from $40.1 million in 1993 and total revenues increased 50%, while HMO medical loss ratio increased to 73.9% from 72.8% and operating margin declined to 10.8% from 12.3%. Further, 1994 results were, in general, below internal projections. The Committee believed that the earnings and revenue increases in 1994 overshadowed the margin deterioration and forecast shortfall, and awarded the Chief Executive Officer an increase of 8.0% in his base salary for 1995. After considering the Company's financial results for the year ended December 31, 1995, the Compensation Committee has awarded no salary increases to any of the Company's corporate executives in 1996.

INCENTIVE BONUSES

    Under the Company's Incentive Bonus Plan (the "Plan"), the Committee annually establishes a target award for each participating executive. This target depends on the Committee's assessment of the executive's ability to influence the results of the Company and ranges from 35% of base annual compensation to 100% of base annual compensation. However, the Committee may reduce the amount of the award to an executive if it determines that he or she did not perform his or her responsibilities adequately. The 1995 target award for the Chief Executive Officer was 100% of his base salary.

    The percentage of an executive's target award which could be paid for 1995 results was dependent upon achieving a targeted earnings level. The incentive bonus percentage which could have been awarded ranged from (i) 0% of the target award if the targeted earnings level was not met; (ii) 20% to 100% of the target award if the targeted earnings level was partially or fully achieved; and (iii) an additional amount equal to 6% of the target award for each one cent the earnings per share exceeded the targeted earnings level. For 1995, no bonuses were earned under the Plan and none were paid.

STOCK OPTIONS

    Stock option grants are designed to strengthen the link between executive compensation and long-term Company performance. The number of shares granted are based on the executive's level of responsibility, the length of time since the last option grant was made to the executive and the executive's base salary. Options are granted at 100% of fair market value on the date of grant and have a ten year term. Generally, stock options granted to the Company's executive officers have a four to five year vesting period.

    Any value received by an executive from an option grant depends completely upon increases in the price of the Company's stock. Consequently, the Committee believes that stock options are an appropriate method of aligning managements' and stockholders' interests in the enhancement of stockholder value. No stock option grants were made to executive officers in 1995.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

    The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code. The Company does not expect cash compensation to be affected by the requirements of Section 162(m) for fiscal 1995. If required for future fiscal years, the Company intends to submit to stockholders any matters required by Section 162(m).

Compensation Committee:
                             George J. Farha, M.D.
                            William C. Loewen, M.D.
                                Clark R. Mandigo

Stock Option Committee:
                             George J. Farha, M.D.
                                Clark R. Mandigo

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    No current officer of the Company serves on either the Compensation or Stock Option Committee, and there are no "interlocks" as defined by the Securities and Exchange Commission. Drs. Farha and Loewen who serve on the Compensation Committee were officers of the Company from 1986 to 1989.

                            DIRECTORS' COMPENSATION

    All Board members, other than employees of the Company (presently, Dr. Kardatzke and Mr. Kilissanly) receive $2,500 per quarter for their services as directors, $1,500 for each Board meeting attended, $250 for participation in each telephonic Board meeting, $500 for each Board committee meeting attended ($1,000 if such Board committee meeting is held on a date when a Board meeting is not also held), $4,000 annually for serving as a Board committee Chairman (limited to $4,000 per Board member even if such member serves as Chairman for more than one Committee), and reimbursement by the Company of out-of-pocket expenses incurred for attendance at meetings. Pursuant to the 1993 Stock Option Plan, the Company also grants automatic, nondiscretionary stock options to purchase 6,000 shares to each of its non-employee directors annually. Such options have a one year vesting period and an exercise price per share equal to the fair market value per share on the date of the grant. In addition, each newly elected non-employee director will receive an automatic, nondiscretionary grant of stock options to purchase 12,000 shares on the date of his or her initial election to the Board of Directors of the Company, vesting ratably over a three year period at an exercise price per share equal to the fair market value per share on the date of grant.

                          TRANSACTIONS WITH MANAGEMENT

    As a condition to the acquisition of Family Health, the Company entered into a five-year covenant not-to-compete with Dr. Neil A. Natkow, President and Chief Executive Officer of PCA/Florida.

Dr. Natkow will receive from the Company an aggregate amount of $1,000,000 payable in 20 quarterly installments of $50,000, which payments commenced on December 1, 1993 and which will end on September 1, 1998. Dr. Natkow resigned as an Officer of the Company in September 1995.

    The Company believes that the terms of the transaction described above with Dr. Natkow are no less favorable to the Company than the Company could have obtained from non-affiliated parties. In the future, all transactions between the Company and its affiliated entities, executive officers, directors or stockholders will be on terms which will continue to be no less favorable to the Company than the Company could obtain from non-affiliated parties.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on review of the copies of such forms furnished to the Company, or written representations that no Form 5s were required, the Company believes that during the fiscal year ended December 31, 1995, all officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to such individuals, except for Mr. Donnelly who failed to timely file a Form 4 reporting the exercise of a stock option and the subsequent sale of such stock. Mr. Donnelly has filed a Form 5 reporting these transactions.

                              ELECTION OF AUDITORS

    The stockholders are being asked to approve the selection of KPMG Peat Marwick LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending December 31, 1996.

    The audit for the Company for the year ended December 31, 1995, was conducted by KPMG Peat Marwick LLP. A representative of such firm is expected to be present to answer appropriate questions, but does not intend to make a statement.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE SELECTION OF KPMG PEAT MARWICK LLP AS AUDITORS FOR THE COMPANY FOR THE 1996 FISCAL YEAR.

                                 VOTE REQUIRED

    The two nominees for election as directors at the Annual Meeting of Stockholders who receive the greatest number of votes cast for the election of directors at that meeting by the holders of the Company's Common Stock will become directors at the conclusion of the tabulation of votes. An affirmative vote of the majority of the total votes cast in person or by proxy at the Annual Meeting of Stockholders is necessary to elect KPMG Peat Marwick LLP as auditors for the Company.

    Under Delaware Law and the Company's Certificate of Incorporation and By-laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "for", "against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the second proposal, and the total number of votes cast "for" this matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

                   MANNER IN WHICH THE PROXIES WILL BE VOTED

    The Company proposes to vote management proxies and all unmarked proxies for the election of each of the two nominees to the Board, each to hold office during his three year term until his successor is elected and has qualified. In the event that any nominee is not available to serve as a director at the time of election, which the Company has no reason to anticipate, proxies may be voted for such substitute nominee as the Company may propose.

    The Company further proposes to vote management proxies and all unmarked proxies for the selection of KPMG Peat Marwick LLP, as auditors for the ensuing fiscal year. All members of the Board of Directors intend to vote in favor of this proposal.

    The Board knows of no other matter to be presented at the meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matters. Stockholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy. Moreover, it is important that the proxies be returned promptly.

                           PROPOSALS OF STOCKHOLDERS

    Proposals of  stockholders to  be  presented at  the Company's  1997  Annual
Meeting of Stockholders must be received by the Company's Secretary at the Company's Executive Office no later than 5:00 p.m., December 15, 1996, for inclusion in next year's Proxy Statement.

                                          By Order of the Board of Directors
                                          John A. Hageman, Secretary

Miami, Florida
May 6, 1996

PHYSICIAN CORPORATION
OF AMERICA
5835 BLUE LAGOON DRIVE
                       ---------------------------------------------------------
              P                R               O               X               Y
MIAMI, FLORIDA 33126
                   This  Proxy is Solicited on Behalf  of the Board of Directors

    The undersigned hereby appoints E. Stanley Kardatzke, M.D. and Peter E. Kilissanly as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Physician Corporation of America, as held of record by the undersigned on May 6, 1996, at the Annual Meeting of Stockholders to be held on June 28, 1996, or any adjournment thereof.

1. ELECTION OF DIRECTORS         -          FOR all nominees listed below (except  -          WITHHOLD AUTHORITY to vote for all
                                            as marked to the contrary below)                  nominees listed below

E. Stanley Kardatzke, M.D., George J. Farha, M.D.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- - --------------------------------------------------------------------------------

2. PROPOSAL to elect KPMG Peat Marwick LLP as the independent certified public accountants of the corporation.

                  - FOR            - AGAINST            - ABSTAIN

                                                       (OVER FOR MORE QUESTIONS)

3.  IN THEIR  DISCRETION, THE  PROXIES ARE  AUTHORIZED TO  VOTE UPON  SUCH OTHER
BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
- - --------------------------------------------------------------------------------

         The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

         Please sign exactly as name appears below. When shares are held by joint tenants, either may sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.
                                                IF A CORPORATION, PLEASE SIGN
                                                IN FULL CORPORATE NAME BY
                                                PRESIDENT OR OTHER AUTHORIZED
                                                OFFICERS. IF A PARTNERSHIP,
                                                PLEASE SIGN IN PARTNERSHIP NAME
                                                BY AUTHORIZED PERSON.
   PLACE LABEL HERE
                                                   Dated: ___________ , 1996
                                                   ____________________________
                                                   Signature

                                                   ____________________________
                                                   Signature, if held jointly
  Please mark, sign, date and return this proxy promptly by using the enclosed envelope.